SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement      Confidential, For Use of the
                                      Commission Only (as permitted by
                                      Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              WidePoint Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

[WIDEPOINT LOGO]

                              WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181



                                                               November 13, 2002


Dear Stockholder:

      We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be held on Monday, December 16, 2002, at 10:00 a.m., local time, at the Washington, D.C. offices of Foley and Lardner, located at 3000 K Street N.W., Suite 500, Washington, D.C. 20007. The primary business of the meeting will be to elect directors and to ratify the selection of independent accountants.

      A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.



                                         Sincerely,



                                         Steve L. Komar
                                         Chairman of the Board and
                                         Chief Executive Officer

                              WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         Notice is hereby given that the Annual Meeting of Stockholders of Widepoint Corporation, a Delaware corporation (the "Company"), will be held at the Washington D.C. offices of Foley and Lardner, located at 3000 K Street, N.W., Suite 500, Washington, D.C. 20007 on Monday, December 16, 2002, at 10:00 a.m., local time, for the following purposes:

         1. To elect two persons as Class II directors of the Company to serve for a three-year period until the Annual Meeting of Stockholders in the year 2005; and

         2. To ratify the selection of Grant Thornton, LLP as the independent accountants for the Company for the current fiscal year; and

         3. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on November 8, 2002 are entitled to notice of, and to vote at, the Annual Meeting.


                                         By order of the Board of Directors,


                                         James T. McCubbin
                                         Secretary

November 13, 2002

                             YOUR VOTE IS IMPORTANT

Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.

Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States.

The giving of the proxy does not affect your right to vote in person should you attend the meeting.

                              WIDEPOINT Corporation
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181

                                 PROXY STATEMENT

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Widepoint Corporation, a Delaware corporation ("WDPT" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held Washington, D.C. offices of Foley and Lardner, located at 3000 K Street, N.W., Suite 500, Washington, D.C. 20007 at 10:00 a.m., local time, on Monday December 16, 2002, and any and all adjournments thereof.

         Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

         This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about November 13, 2002.

                                VOTING SECURITIES

         As of November 8, 2002, a total of 15,579,913 shares of common stock of the Company, par value $.001 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. All holders of record of the Common Stock as of the close of business on November 8, 2002, are entitled to one vote for each share held at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

         Shares of Common Stock represented by proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the two nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Grant Thornton LLP as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         The Company's Board of Directors is classified into the following three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders of the Company to serve for a term of three years or until their successors are elected and take office as provided below:


CLASS I - TERM EXPIRES AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

         Mark F. Mirabile
         G.W. Norman Wareham

CLASS II - TERM EXPIRES AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

         Steve L. Komar
         James T. McCubbin

CLASS III - TERM EXPIRES AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

         James Ritter

         The Bylaws of the Company provide that the Board of Directors will determine the number of directors to serve on the Board. The Company's Board of Directors presently consists of five members. The five members of the Company's Board of Directors are identified above, with Mark Mirabile having been appointed by the Board of Directors to fill the vacancy for the remaining term of the Class I directorship which resulted after the resignation of Michael Higgins.

         Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons named below who currently are directors of the Company. The Company does not contemplate that the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees:

                          POSITION WITH                           BECAME
NAME                      THE COMPANY                     AGE     DIRECTOR

James T. McCubbin          Director                        38       1998

Steve L. Komar             Director                        60      1997

         James T. McCubbin has served as a director and Secretary and Treasurer of the Company since November 1998. Since August 1998, Mr. McCubbin has also served as the Company's Vice President and Chief Financial Officer. Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as the Vice President, Controller, Assistant Secretary and Treasurer of the Company. Prior to his employment with the Company in November 1997, Mr. McCubbin held various financial management positions with a wide range of companies. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

         Steve L. Komar has served as a director of the Company since December 1997 and following the death of Melvin A. "Mac" McCubbin in October 2001, Mr. Komar became Chairman of the Board of Directors. Since the resignation of Michael Higgins in December 2001, Mr. Komar has also served as the Chief Executive Officer of the Company. From June 2000 until December 2001, Mr. Komar served as a founding partner in C-III Holdings, a development stage financial services company. From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company which provides advanced data processing services and related products to the financial industry. Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.

         MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEE AS A DIRECTOR OF THE COMPANY.

         The Board of Directors has an Audit and Finance Committee, which conducted four meetings during 2001 and presently consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. The Audit and Finance Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted two meetings during 2001, presently consists of G.W. Norman Wareham, Steve L. Komar and James Ritter, and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors also has a Nominating Committee, which conducted one meeting during 2001, presently consists of Steve L. Komar, and James Ritter and is responsible for advising the Board on matters relating to the identification of nominees to the Board of Directors. The Board of Directors met twelve times during 2001. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he served while he was a director and committee member during 2001.

                        COMPENSATION AND RELATED MATTTERS

The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the other executive officers of the Company whose annual salary and bonus in 2001 exceeded $100,000. The following table does not reflect decreases in compensation which certain of the following named persons voluntarily agreed to in the latter part of the year 2001, which information will be set forth in next year's proxy statement.

=====================================================================================================================
                                             Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------
                                                                                    Long-Term Compensation
                                                                          -------------------------------------------
                           Annual Compensation                                     Awards                  Payouts
---------------------------------------------------------------------------------------------------------------------
           (a)              (b)       (c)         (d)           (e)              (f)             (g)         (h)
                                                            Other Annual   Restricted Stock                  LTIP
   Name and Principal      Year      Salary      Bonus    Compensation (1)     Award(s)        Options     Payouts
        Position                       ($)        ($)           ($)               $            (#) (2)       ($)
---------------------------------------------------------------------------------------------------------------------
Michael C. Higgins         2001     $216,025    $ -0-           $-0-             $-0-          100,000      $ -0-
   Former President and    2000     $220,106    $171,000        $-0-             $-0-            -0-        $ -0-
   Chief Executive         1999     $214,327    $118,750        $-0-             $-0-          200,000      $ -0-
   Officer (3)
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
James McCubbin             2001     $134,302    $ -0-           $-0-             $-0-          500,000      $ -0-
   Vice President & Chief  2000     $136,855    $ 92,400        $-0-             $-0-            -0-        $ -0-
   Financial Officer       1999     $126,596    $ 58,000        $-0-             $-0-          150,000      $ -0-

=====================================================================================================================
Mark Mirabile              2001     $133,681    $ -0-           $-0-             $-0-          500,000      $ -0-
   Vice President & Chief  2000     $131,250    $ 9,750         $-0-             $-0-           45,000      $ -0-
   Operations Officer (4)  1999     $126,389    $ 27,909        $-0-             $-0-           20,000      $ -0-

=====================================================================================================================
Ron Hilicki                2001     $133,681    $ -0-           $-0-             $-0-          500,000      $ -0-
   Vice President          2000     $132,443    $ 13,219        $-0-             $-0-           30,000      $ -0-
   Consulting Services (5) 1999     $106,944    $ 13,684        $-0-             $-0-            -0-        $ -0-
=====================================================================================================================

_______________________
1 Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 2001.

2 Reports the number of shares underlying options granted during each of the respective years.

3     Mr. Higgins resigned from the Company in December 2001.

4 Mr. Mirabile was appointed Vice President of Sales and Marketing of the Company in May 2000. He assumed the duties of Vice President and Chief Operations Officer in April 2001.

5 Mr. Hilicki was appointed Vice President of Consulting Services in May 2000 and resigned from the Company in September 2002.

The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2001 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

======================================================================================================================
                                                 Option Grants Table

---------------------------------------------------------------------------------- -----------------------------------
                                                                                     Potential Realizable Value at
                                                                                                Assumed
                                Individual Grants                                     Annual Rates of Stock Price
                                                                                     Appreciation for Option Term4
-------------------- ---------- -------------------- -------------- -------------- ----------- ----------- -----------
                                % of Total Options
                     Options        Granted to
                      Granted   Employees in Fiscal    Exercise      Expiration
       Name            (#)1            Year2         Price($/SH)3       Date           0%          5%         10%
-------------------- ---------- -------------------- -------------- -------------- ----------- ----------- -----------
Michael Higgins       100,000           6%                $0.17      12/31/2002        $0       $11,320    $   28,687

James McCubbin        500,000           32%               $0.17       1/3/2011         $0       $53,456    $ 135,468

Mark Mirabile         500,000           32%               $0.17       1/3/2011         $0       $53,456    $ 135,468

Ron Hilicki           500,000           32%               $0.17       1/3/2011         $0       $53,456    $ 135,468

==================== ========== ==================== ============== ============== =========== =========== ===========

____________________

1 The reported options were granted by the Company to the named executive officers under the Company's 1997 Stock Option Plan and become exercisable and may be accelerated upon the achievement by the executive officer of certain annual performance criteria set each year by the Compensation Committee of the Company's Board of Directors.

2 Based on options for a total of 1,742,000 shares granted to all employees in 2001.

3 The exercise price is equal to the fair market value on the date of grant of the option, with the exception of the exercise price for the option granted to Mr. Higgins in December 2001, which exercise price was set above the fair market value of that option on the date of grant.

4 The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

         The following Option Exercises and Year-End Value Table is set forth herein because it sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2001. No options were exercised by such persons during 2001.

=======================================================================================================================
                          Aggregate Option Exercises and Fiscal Year-End Option Value Table
-----------------------------------------------------------------------------------------------------------------------
        (a)                  (b)               (c)                (d)                             (e)
                                                               Number of                       Value of
                                                               Unexercised                    Unexercised
                                                                Options                       In-The-Money
                         Number of                           at FY-End (#) 1                   Options at
                          Shares                                                                FY-End ($)
                       Acquired on           Value
       Name              Exercise           Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable 2
-----------------------------------------------------------------------------------------------------------------------
Michael C. Higgins          -0-                 -0-              306,000 /132,500 3                $0 / $0
=======================================================================================================================
James McCubbin              -0-                 -0-              201,000/300,0004                  $0 / $0
=======================================================================================================================
Mark Mirabile               -0-                 -0-              101,000/400,0005                  $0 / $0
=======================================================================================================================
Ron Hilicki                 -0-                 -0-              101,000/400,0006                  $0 / $0
=======================================================================================================================

____________________

1 The reported options were granted by the Company to the named executive officer.

2 Market value of underlying shares at December 31, 2001, minus the exercise price.

3 Mr. Higgins resigned from the Company in December 2001. The above-reported options entitle Mr. Higgins to purchase from the Company: (i) 337,500 shares of common stock at a price of $5.75 per share through March 31, 2002 under an option granted to him on April 17, 1997, of which 205,000 shares are currently exercisable; (ii) 200,000 shares of common stock at a price of $2.45 per share through March 31, 2002 under an option granted to him on June 15, 1999, of which no shares are currently exercisable; (iii) 1,000 shares of common stock at a price of $1.35 per share through March 31, 2002 under an option granted to him July 3, 2000, of which 1,000 shares are currently exercisable; and (iv) 100,000 shares of common stock at a price of $0.17 per share through December 31, 2002 under an option granted December 31, 2001, of which 100,000 shares are currently exercisable.

4 The above-reported options entitle Mr. McCubbin to purchase from the Company:
(i) 1,000 shares of common stock at a price of $1.35 per share through July 3, 2010 under an option granted to him on July 3, 2000, of which 1,000 shares are currently exercisable; (ii) 200,000 shares of common stock at a price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, of which 200,000 shares are currently exercisable; and (iii) 300,000 shares of common stock at a price of

$0.17 per share through January 2, 2011, under an option granted to him on January 2, 2001, of which no shares are currently exercisable.

5 The above-reported options entitle Mr. Mirabile to purchase from the Company:
(i) 1,000 shares of common stock at a price of $1.35 per share through July 3, 2010 under an option granted to him on July 3, 2000, of which 1,000 shares are currently exercisable; (ii) 100,000 shares of common stock at a price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, of which 100,000 shares are currently exercisable; and (iii) 400,000 shares of common stock at a price of $0.17 per share through January 2, 2011, under an option granted to him on January 2, 2001, of which no shares are currently exercisable.

6 Mr. Hilicki resigned from the Company in September 2002. The above-reported options entitle Mr. Hilicki to purchase from the Company: (i) 1,000 shares of common stock at a price of $1.35 per share through July 3, 2010 under an option granted to him on July 3, 2000, of which 1,000 shares are currently exercisable;
(ii) 100,000 shares of common stock at a price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, of which 100,000 shares are currently exercisable; and (iii) 400,000 shares of common stock at a price of $0.17 per share through January 2, 2011, under an option granted to him on January 2, 2001, of which no shares are currently exercisable.

         No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2001.

Employment Agreements and Arrangements

         On September 1, 1999, the Company entered into employment agreements with each of Michael C. Higgins and James T. McCubbin for Mr. Higgins to continue to serve as President and Chief Executive Officer of the Company and for Mr. McCubbin to continue to serve as the Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. These agreements provide that Mr. Higgins' base salary was to be $225,000 for 1999 and Mr. McCubbin's base salary was to be $140,000 for 1999, with each executive's salary to be thereafter determined by the Company's Compensation Committee. During the year 2000, the Compensation Committee did not grant an increase in the base salary of Mr. Higgins or Mr. McCubbin. The agreements each provide for a bonus to be paid to the executive of up to 100% of his base salary upon the achievement of performance criteria including gross revenue and earnings targets, which criteria will be adjusted each year by the Compensation Committee. If the performance goals are not met or if the executive is no longer employed by the Company (unless for cause), the bonus may be paid at the discretion of the Compensation Committee. Each agreement is for a term of four years ending on September 1, 2003, and is terminable by the executive upon 60 days notice to the Company and by the Company on notice to the executive. Each agreement contains non-competition, non-solicitation and non-disclosure provisions restricting the executive from employment with any competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the agreement. Each agreement also contains a provision under which the executive has agreed to refrain from competing with the Company or soliciting its employees for a period of 12 months after the termination of his employment with the Company in consideration for the payment by the Company to the executive of an amount in cash equal to his base salary and cash bonus received for the one-year period immediately preceding the date of his termination, with such cash amount to be paid to the executive in 12 equal monthly installment payments as of the first day of each month during the 12-month period immediately following the date of termination of his employment. Mr. Higgins resigned his position with the Company on December 31, 2001. Mr. Higgins entered into a separation agreement that amended and superseded his employment agreement with the Company upon his resignation. The separation agreement contained non-competition, non-solicitation and non-disclosure provisions restricting Mr. Higgins from employment with any competing business, soliciting or diverting Company employees and customers to a competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the separation agreement. The separation agreement provided for a single payment of $95,625 by the Company to Mr. Higgins, representing six (6) months salary at his then current pay rate of $191,250 per annum and the Company paid benefits for six (6) months from his date of resignation in consideration for, among other things, the early termination of Mr. Higgins' employment agreement. In October 2001, Mr. McCubbin volunteered to reduce his current pay rate from $140,000 per annum to $119,000 per annum with an office expense allowance of $500 per month. In July of 2002, the Company entered into a new employment agreement with Mr. McCubbin that continues his current base pay rate of $119,000 per annum with an office expense allowance of $500.00 through July 2003 with five renewable one-year options.

         On December 14 1998, the Company entered into an employment agreement with Mark Mirabile, Vice President of Sales and Marketing for the Company. The employment agreement was for a three year term and expired on December 14, 2001. The agreement provided for a base salary of at least $130,000 plus a bonus of up to 30% of his annual gross salary bonus and an automobile expense in the amount of $500 per month. Mr. Mirabile voluntarily reduced his pay rate to $119,000 per annum and an automobile expense allowance in the amount of $500 per month. In July 2002, the Company entered into a new employment agreement with Mr. Mirabile that continues his current base pay rate of $119,000 per annum with an automobile allowance of $500.00 through July 2003 with five renewable one-year options.

Compensation Committee Report on Executive Compensation

         The Compensation Committee consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. The Compensation Committee determines the compensation paid to the Chief Executive Officer and the other executive officers and consultants of the Company. Mr Komar,who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the Committee of the compensation paid to the Chief Executive Officer. The Compensation Committee believes that for the Company to be successful long-term and for the Company to increase stockholder value, the Company must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

Executive compensation is made up of three components:

         Base Salary. An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) is also considered in establishing base salary.

         Stock Options. In 1997, the Company adopted the 1997 Incentive Stock Plan to provide stock option awards to certain executives of the Company and its subsidiaries. The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee awards stock options to certain executives of the Company and its subsidiaries. Mr Komar,who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the Committee of any stock options to be granted to the Chief Executive Officer. The Compensation Committee uses both subjective appraisals of the executive's performance and the Company's performance and financial success during the previous year to determine option grants.

         Bonus. The Company has also implemented an executive bonus program for certain of its executives. Such bonuses are based, in part, on the Company's financial performance during the previous fiscal year including achievement of gross revenue and net income targets. In addition, objective individual measures of performance compared to the individual's business unit profit performance may be considered. A subjective rating of the executive's personal performance may also be considered. Bonuses may be paid in cash or Company Common Stock or a combination of cash and Company Common Stock. Bonuses are typically linked to a percentage of base salary.

         In early 2001, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved a compensation package for the Company's then President and Chief Executive Officer, Michael Higgins, and the Company's Vice President and Chief Financial Officer, James McCubbin, that included a base salary of approximately $225,000 in 2001 for Mr. Higgins and approximately $140,000 in 2001 for Mr. McCubbin ,plus a possible bonus for each of them of up to 100% of their base salary, which represented no increase in the base salary for either such person since 1999 due to the declining revenues of the Company . Mr. Higgins voluntarily reduced his base salary in October 2001 to approximately $191,250 per annum and Mr. McCubbin voluntarily reduced his base salary in October 2001 to approximately $119,000 per annum. Mr. Higgins subsequently resigned from the

Company in December 2001. Receipt of the bonus is subject to the Company's achievement of certain performance criteria, including gross revenue and net income targets. If the performance criteria are not achieved or the executive is no longer employed by the Company (other than for cause termination), a bonus may be awarded in the discretion of the Compensation Committee. No bonuses were awarded in 2001.

         In determining the 2001 compensation packages for these executive officers, the Compensation Committee considered that the Company was conserving its cash and reducing its costs and expenses in response to declining revenues.

         Exceptions to the general principles stated above can be made when the Compensation Committee deems them appropriate and in the best interests of stockholders. The Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate. The competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable and, therefore, the Compensation Committee's information about such opportunities is often anecdotal.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will consider whether any necessary adjustments are appropriate if it becomes likely that any executive officer's compensation may exceed the $1,000,000 limit.

                                            Compensation Committee

                                            Steve L. Komar
                                            G.W. Norman Wareham
                                            James Ritter

         The foregoing Compensation Committee report shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934 (the "1934 Act"), nor shall such report be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the Securities Act of 1933, as amended (the "1933 Act").

Stock Options

1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Stock Incentive Plan (the "Incentive Plan"), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, "Stock Incentives"). The Incentive Plan is administered by a committee, which is presently comprised of Steve L. Komar, G.W. Norman Wareham and James Ritter, and provides for the grant of Stock Incentives officers, key employees and consultants of the Company to purchase up to an aggregate of 3,000,000 shares of Common Stock at not less than 100% of fair market value on the date granted; provided, however that Mr. Komar, who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the committee of any Stock Incentives to be granted to the Chief Executive Officer. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the committee. As of November 8, 2002, options to purchase a total of 2,315,000 shares of Common Stock under the Incentive Plan, at prices ranging from $0.07 to $1.35 per share, were outstanding, of which options to purchase 1,270,200 shares were presently exercisable.

         1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Directors Formula Stock Option Plan (the "Director Plan"). Other than Messrs. Komar, Wareham, and Ritter, directors of the Company who are not employed by the Company and who do not perform services for the Company are eligible to receive options under the Director Plan.

         The Director Plan is administered by a committee which presently consists of Messrs. Komar and McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan. As of November 8, 2002, options to purchase a total of 68,000 shares of Common Stock had been granted under the Director Plan, at prices ranging from $2.06 to $14.06 per share, of which options to purchase 68,000 shares were vested and presently exercisable.

Directors' Fees

         Directors who are not officers or employees of the Company receive an annual fee of $12,000.

                             AUDIT COMMITTEE REPORT

Overview

         The Board of Directors has an Audit and Finance Committee, which conducted four meetings during 2001 and presently consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. Mr. Komar is a director and also serves as the Chief Executive Officer of the Company. Mr. Wareham and Mr. Ritter are independent, non-employee directors. The Audit and Finance Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. All of the members of the Audit Committee are considered by the Board to be financially literate and at least two, Mr. Wareham and Mr. Komar, are considered by the Board to have accounting or related financial management expertise.

Financial Statement Review.

         The Audit Committee has: (a reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company's independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company's independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, and has discussed with the Company's independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2001 for filing with the Securities and Exchange Commission.
Independent Auditors.

         The Company's Board of Director's appointed the accounting firm of Grant Thornton LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2001. During the years ended December 31, 2000 and 1999 Arthur Andersen LLP acted as the firm's independent accountants. Upon the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP as the Company's independent auditor for fiscal year 2002.

Audit Fees

         The Company paid Arthur Andersen LLP approximately $6,500 in review fees for fiscal year 2001 and paid Grant Thornton LLP approximately $41,000 in audit and review fees for the same period.

Financial Information Systems Design and Implementation Fees

         The Company did not pay Arthur Andersen LLP or Grant Thornton LLP any financial information systems design and implementation fees for fiscal year 2001.

All Other Fees

         The Company did not pay Arthur Andersen LLP or Grant Thornton LLP any nonaudit fees for fiscal year 2001.

Audit Committee Composition

         The foregoing report is submitted by the members of the Audit Committee as of the Record Date: G.W. Norman Wareham (Chairman), James Ritter, and Steve
L. Komar.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned as of December 31, 2001 by: (i) each person known by the Company to be the beneficial owner of 5% or more of such class of securities,
(ii) each director of the Company and (iii) all directors and officers of the Company as a group.
                                             Number of          Percent of
Directors, Nominees                           Shares of        Outstanding
and 5% Stockholders                       Common Stock(1)     Common Stock(1)

Michael C. Higgins (2)                         1,806,000          13.9%

Michael S. Cannon (3)                          1,046,730           8.1%

Steve L. Komar (4)                                28,000           0.2%

G.W. Norman Wareham (5)                           28,000           0.2%

James T. McCubbin (6)                            201,000           1.5%

James M. Ritter (7)                               13,500           0.1%

Mark Mirabile (8)                                281,000           2.2%

Ron Hilicki (9)                                  121,517           1.0%

All directors and
officers as a group
(7 persons) (10).....                          2,479,017          19.1%

(1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2) Includes (i) a stock option granted on March 13, 1998, to Mr. Higgins under the Incentive Plan to purchase 205,000 shares of common stock at an exercise price of $5.75 per share until March 31, 2002, but does not include 132,500 shares still remaining under such option which are not presently exercisable;
(ii) excludes a stock option granted on June 15, 1999, to Mr. Higgins under the Incentive Plan to purchase 200,000 shares of Common Stock at $2.45 per share, which option is not presently exercisable; (iii) a stock option granted on July 3, 2000 under the Incentive Plan to purchase 1,000 shares of stock at $1.35 per share, which option is presently exercisable until March 31, 2002; and (iv) a stock option granted on December 31, 2001, to Mr. Higgins under the Incentive Plan to purchase 100,000 shares of stock at $0.17 per share, which is presently exercisable until December 31, 2002.

(3) Mr. Cannon died in November 2001. The address of Mr. Cannon prior to his death was PMB 422, 12179 South Apopka Vineland Road, Orlando, Florida.

(4) Includes (i) 12,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan; (ii) 6,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan; and (iii) 10,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan. Does not include 865,000 shares owned directly by Mr. Komar which he purchased from the Company on July 8, 2002.

(5) Includes (i) 12,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan; (ii) 6,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan; and
(iii) 10,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan

(6) Includes (i) 200,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option granted to him on January 2, 2001; and (ii) includes 1,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include (i) 300,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $0.17 per share pursuant to a stock option granted to him on January 2, 2001, which shares are not currently exercisable; nor (ii) 865,000 shares owned directly by Mr. McCubbin which he purchased from the Company on July 8, 2002.

(7) Includes (i) 1,500 shares of Common Stock owned directly by Mr. Ritter and
(ii) 12,000 shares of Common Stock that may be purchased by Mr. Ritter from the Company at a price of $2.06 per share until December 1, 2009, pursuant to a stock option granted to him on December 1, 1999 under the Director Plan. 1, 1999, with such shares vesting on December 1, 2001.

(8) Includes (i) 270,000 shares of Common Stock issued to Mr. Mirabile in connection with the Company's prior acquisition of Eclipse, of which 180,000 shares have no restrictions and the remaining 90,000 shares are restricted pursuant to the terms of such acquisition; (ii) 100,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option granted to him on January 2, 2001; and (iii) 1,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include (i) 400,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $0.17 per share pursuant to a stock option granted to him on January 2, 2001, which shares are not currently exercisable; nor (ii) 865,000 shares owned directly by Mr. Mirabile which he purchased from the Company on July 8, 2002.

(9) Includes (i) 20,517 shares of Common Stock issued to Mr. Hilicki in connection with the Company's prior acquisition of Eclipse, of which 11,724 shares have no restrictions and the remaining 8,793 shares are restricted pursuant to the terms of such acquisition , (ii) includes 100,000 shares of Common Stock that may be purchased by Mr. Hilicki from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, and (iii) includes 1,000 shares of Common Stock that may be purchased by Mr. Hilicki from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include (i) 400,000 shares of Common Stock that may be purchased by Mr. Hilicki from the Company at a price of $0.17 per share pursuant to a stock option granted to him on January 2, 2001, which shares are not currently exercisable.

(10) Includes the shares referred to as included in notes (2), (4), (5), (6),
(7), (8), and (9) above. Does not include the shares referred to as not included in notes (2), (6), (8), and (9) above.

                             STOCK PERFORMANCE CHART

         The following chart compares the cumulative total stockholder return for the Common Stock of the Company (and its predecessors) with the NASDAQ Stock market (U.S.) Index and the NASDAQ Computer & Data Processing Industry Index since December 31, 1996.

                                [OBJECT OMITTED]

=========================================================================================================
                           1996         1997          1998         1999          2000          2001
---------------------------------------------------------------------------------------------------------
WidePoint Corporation    $100.00      $ 41.60       $ 22.14       $ 13.36       $ .95         $ .76
---------------------------------------------------------------------------------------------------------
NASDAQ (U.S.) Index       100.00       122.48        172.68        320.89       193.01        153.15
---------------------------------------------------------------------------------------------------------
NASDAQ C&DP Index         100.00       122.87        219.20        481.81       221.85        178.69
=========================================================================================================

         The foregoing Stock Performance Chart shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the 1934 Act, nor shall such material be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the 1933 Act.

                     PROPOSAL TWO - INDEPENDENT ACCOUNTANTS

         The Company's Board of Directors has appointed the accounting firm of Grant Thornton LLP to serve as the Company's independent accountants for the current fiscal year ending December 31, 2002. The firm was retained during 2001 as part of a bid process to replace the Company's prior Independent Accountants, Arthur Andersen, LLP. Grant Thornton is highly regarded in its field and has a thorough understanding of the Company's business. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Grant Thornton, LLP to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Grant Thornton, LLP will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF AUDITORS.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 2001.

                           2002 STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2003 Annual Meeting, which presently is expected to be held in May 2003, must be received by the Secretary of the Company, One Lincoln Centre, Illinois 60181, no later than January 15, 2003, in order for them to be considered for inclusion in the 2003 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's proxy statement relating to that meeting, should submit such proposal to the Company by February 28, 2003 (i.e., at least 45 days prior to the expected date of the mailing of the proxy statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

                                  OTHER MATTERS

         Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.


                                                   By Order of the Board of
                                                   Directors

                                                   WIDEPOINT CORPORATION




                                                   James T. McCubbin
                                                   Secretary


November 13, 2002

                                      PROXY

                              WIDEPOINT CORPORATION
                        One Mid America Plaze, Suite 403
                        Oakbrook Terrance, Illinois 60181

         This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of WidePoint Corporation, a Delaware corporation (the "Company"), on December 16, 2002, 10:00 a.m., local time.

         The undersigned appoints Thomas L. James, Esq. and James Ritter, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 16, 2002, or at any adjournment thereof, with all powers the undersigned would have if personally present.


The Board of Directors recommends                      Please mark your votes as
voting FOR the following proposals:                    indicated in this example
                                                       [ ]

1. To Elect Director          WITHHOLD            STEVE L. KOMAR
   FOR the nominees          AUTHORITY            JAMES T. MCCUBBIN
   Listed to the right     to vote for the
(except as marked to the   nominee listed to    (INSTRUCTION: To withhold
      contrary)              the right          authority for the nominee, write
       [  ]                    [  ]             that nominee's name on the
                                                space provided below).
                                                _______________________________

2. Proposal to ratify the selection           3. In their discretion the Proxies
   of Grant Thornton, LLP as the                 are authorized to vote upon
   independent accountants for the               such other business as properly
   current fiscal year.                          may come before the meeting.


FOR       AGAINST        ABSTAIN              FOR        AGAINST       ABSTAIN

[  ]       [  ]            [  ]               [  ]        [  ]          [  ]


                                        Sign exactly as your name appears
                                        hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign.

                                        Date _____________________________, 2002


                                        ________________________________________

                                        ________________________________________
                                        Signature of Stockholder(s)


                                        THE SHARES WILL BE VOTED AS DIRECTED
                                        ABOVE, AND WITH RESPECT TO OTHER MATTERS
                                        OF BUSINESS PROPERLY BEFORE THE MEETING
                                        AS THE PROXIES SHALL DECIDE. IF NO
                                        DIRECTION IS MADE, THIS PROXY WILL BE
                                        VOTED FOR PROPOSALS 1 and 2.